Exhibit 3.3

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or modified from time to time, this “Security Agreement”) is entered into as of _______ __, 2015, by and between ELIO MOTORS, INC., an Arizona corporation (“Borrower”), and _________________, in its capacity as collateral agent (the “Collateral Agent”) for the holders (the “Holders”) of the Notes (as defined herein) issued by Borrower.

WHEREAS, Borrower and the Holders are parties to Subscription Agreements (the “Subscription Agreements”), pursuant to which Borrower has agreed to issue and sell to the Holders Convertible Subordinated Secured Notes due September 30, 2022 in the aggregate principal amount of $30,000,000 (the “Notes”); and

WHEREAS, pursuant to the Subscription Agreements, Borrower is required to pledge to the Collateral Agent for the benefit of the Holders, within 60 days after the termination of the Offering (as defined in the Subscription Agreements) all of its assets to secure the repayment in full of the Notes (such obligation, together with the obligation to repay the principal, premium, if any, interest, fees, expenses or otherwise on the Notes and under this Agreement and any other transaction document related thereto in the event that the Notes become due and payable prior to such time as the Notes shall have been paid in full, being collectively referred to herein as the “Obligations”);

NOW, THEREFORE, in consideration of the premises herein contained, Borrower and the Collateral Agent hereby agree, for the ratable benefit of the Holders, as follows:

ARTICLE I
DEFINITIONS

1.1           Terms Defined in Subscription Agreement.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Subscription Agreement.

1.2           Terms Defined in UCC.  Terms defined in the UCC which are not otherwise defined in this Security Agreement or the Subscription Agreement are used herein as defined in the UCC.

1.3           Definitions of Certain Terms Used Herein.  As used in this Security Agreement, in addition to the terms defined in the recitals, the following terms shall have the following meanings:

“Account Debtor” means a Person who is obligated on an Account.

“Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Appropriate Priority Liens” means Liens that are junior in priority only to Excepted Liens and other senior liens expressly permitted in the Subscription Agreement.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced or an article of the UCC is specifically referenced.

“Assigned Contracts” means, collectively, all of Borrower’s rights and remedies under, and all moneys and claims for money due or to become due to Borrower under any Material Contract, and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of Borrower now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Bank” shall have the meaning set forth in Article 9 of the UCC.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Collateral Agent between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of Borrower for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Account” means any Deposit Account under the sole dominion and control of the Collateral Agent established by the Collateral Agent as provided in Article VII.

“Collateral Report” means any certificate, report or other document delivered by Borrower to the Collateral Agent or any Holder with respect to the Collateral pursuant to any Transaction Document.

“Commercial Tort Claims” means the commercial tort claims (as that term is defined in Article 9 of the UCC).

“Commodity Account Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, among Borrower, a commodity intermediary holding Borrower’s assets, including funds and commodity contracts, and the Collateral Agent with respect to collection and control of all deposits, commodity contracts and other balances held in a Commodity Account maintained by Borrower with such commodity intermediary.

“Commodity Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement or Commodity Account Control Agreement and that is maintained by Borrower with a securities or commodity intermediary.  “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Control Agreement” means a Deposit Account Control Agreement, a Securities Account Control Agreement or a Commodities Account Control Agreement, as context may require.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, among Borrower, a Bank holding Borrower's funds, and the Collateral Agent with respect to collection and control of all deposits and balances held in a Deposit Account maintained by Borrower with such Bank.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the UCC.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

“Effective Date” shall mean the date of this Security Agreement.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Event of Default” means an event described in Section 5.1.

“Excepted Liens” means Liens filed by CH Capital Lending, LLC, Revitalizing Auto Communities Environmental Response Trust and IAV Automotive Engineering, Inc.

“Excluded Accounts” means (a) any Deposit Account that is specifically and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees, to the extent the amounts in such Deposit Account as of any date of determination do not exceed the greater of (i) the checks outstanding against such Deposit Account as of that date and (ii) amounts necessary to meet minimum balance requirements, (b) any Deposit Account that is specifically and exclusively used to hold refundable reservation deposits for Elio vehicles, and (c) any Deposit Account, Commodities Account or Securities Account so long as the value of all cash, commodities and/or securities as applicable held in each such account, individually, does not exceed $25,000 at any time and the aggregate value of all cash, commodities and/or securities held in all such Deposit Accounts, Commodities Accounts and Securities Accounts does not at any time exceed $100,000.

“Excluded Payments” shall have the meaning set forth in Section 4.6(b)(iii).

“Exhibit” refers to a specific exhibit to this Security Agreement (unless another document is specifically referenced).

“Financial Asset” shall have the meaning set forth in Article 8 of the UCC.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the UCC.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Indemnified Party” shall have the meaning set forth in Section 8.17.

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” shall mean all intellectual and similar property of Borrower of every kind and nature now owned or hereafter acquired by Borrower, including inventions, designs, patents, patent licenses, trademarks, trademark licenses, copyrights, copyright licenses, domain names and domain name registrations, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, licenses for any of the foregoing and all license rights, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

”Material Contract” means any contract or agreement pursuant to which Borrower pays, receives or incurs liabilities (or could reasonably be expected to pay, receive or incur liabilities during any 12-month period over the term thereof) in excess of $1,000,000.

“Obligations” shall have the meaning set forth in the recitals above.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of Borrower that constitute Collateral hereunder, whether or not physically delivered to the Collateral Agent pursuant to this Security Agreement, including, without limitation, the Instruments, Securities and other Investment Property set forth on Exhibit G.

“Proceeds” shall have the meaning set forth in Article 9 of the UCC and, in any event shall include, without limitation, all dividends or other income from the Pledged Collateral, collections thereon or distributions or payments with respect thereto.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced or a section of the UCC is specifically referenced.

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, among Borrower, a securities intermediary holding Borrower’s assets, including funds and securities, or an issuer of Securities, and the Collateral Agent with respect to collection and control of all deposits, securities and other balances held in a Securities Account maintained by Borrower with such securities intermediary.

“Securities Accounts” shall have the meaning set forth in Article 8 of the UCC.

“Security” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which Borrower shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which Borrower now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Arizona or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Collateral Agent's or any Holder’s Lien on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

Borrower hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Holders, a security interest in all of its right, title and interest in, to and under all of the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of Borrower (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, Borrower, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)          all Accounts;

(ii)         all Chattel Paper;

(iii)        all Intellectual Property;

(iv)        all Documents;

(v)         all Equipment;

(vi)        all Fixtures;

(vii)       all General Intangibles, including all General Intangibles in respect of Assigned Contracts;

(viii)      all Goods;

(ix)         all Instruments;

(x)          all Inventory;

(xi)         all Investment Property;

(xii)        all cash or cash equivalents;

(xiii)       all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiv)      all Deposit Accounts with any bank or other financial institution;

(xv)       all Commercial Tort Claims listed on Exhibit J hereto;

(xvi)      all Securities Accounts;

(xvii)     all Commodity Accounts;

(xviii)    and all accessions to, substitutions for and replacements, Proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Obligations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Collateral Agent and the Holders that:

3.1           Title, Perfection and Priority.  Borrower has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto.  When financing statements have been filed in the appropriate offices against Borrower in the locations listed on Exhibit H, the Collateral Agent will have a fully perfected Appropriate Priority Lien in that Collateral of Borrower in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e).

3.2           Type and Jurisdiction of Organization, Organizational and Identification Numbers.  The type of entity of Borrower, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A, except to the extent that any of the foregoing has been changed in accordance with Section 4.13.

3.3           Principal Location.  Borrower’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A or as otherwise disclosed pursuant to Section 4.13, and Borrower has no other places of business except those set forth in Exhibit A ) or as otherwise disclosed pursuant to Section 4.13.

3.4           Collateral Locations.  All of Borrower's locations where Collateral is located are listed on Exhibit A or as otherwise disclosed pursuant to Section 4.13.  All of said locations are owned by Borrower except for locations (a) which are leased by Borrower as lessee and designated in Part II(b) of Exhibit A or as otherwise disclosed pursuant to Section 4.13 and (b) at which Inventory or other Collateral is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part II(c) of Exhibit A ) or as otherwise disclosed pursuant to Section 4.13.

3.5           Deposit Accounts, Commodity Accounts and Securities Accounts.  All of Borrower's Deposit Accounts, Commodity Accounts and Securities Accounts as of the Effective Date are listed on Exhibit B.

3.6           Exact Names.  Borrower’s name in which it has executed this Security Agreement is the exact name as it appears in Borrower’s organizational documents, as amended, as filed with Borrower’s jurisdiction of organization, except to the extent that any of the foregoing has been changed in accordance with Section 4.13.  Borrower has not, during the past five years prior to the Effective Date, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.

3.7           Letter-of-Credit Rights and Chattel Paper.  Exhibit C lists all Letter-of-Credit Rights and Chattel Paper of Borrower as of the Effective Date, in each case, with a value in excess of $100,000.  All action by Borrower necessary or desirable to protect and perfect the Collateral Agent's Lien on each item listed on Exhibit C (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken and the aggregate value of all Letter-of-Credit Rights and all Chattel Paper of Borrower for which such actions have not been duly taken does not exceed $500,000.  The Collateral Agent will have a fully perfected Appropriate Priority Lien in the Collateral listed on Exhibit C, subject only to Liens permitted under Section 4.1(e).

3.8           Accounts and Chattel Paper.  The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper will be correctly stated in all material respects in all records of Borrower relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Collateral Agent by Borrower from time to time.  As of the time when each Account or each item of Chattel Paper arises, Borrower shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

3.9           Inventory.  With respect to any Inventory of Borrower scheduled or listed on the most recent Collateral Report, (a) such Inventory (other than Inventory in transit) is located at one of Borrower’s locations set forth on Exhibit A, (b) no Inventory  (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g), (c) Borrower has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Collateral Agent, for the benefit of the Holders, and except for Excepted Liens and (d) except as specifically disclosed in the most recent Collateral Report, such Inventory is of good and merchantable quality, free from any defects.

3.10           Intellectual Property. Borrower owns the Intellectual Property described on Exhibit D.  Borrower owns and possesses or has a license or other right to use all of such Intellectual Property without any infringement upon rights of others, in each case, except as would not reasonably be expected to have a Material Adverse Effect.  Each of the copyrights, trademarks and patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

3.11           Filing Requirements.  As of the Effective Date, none of its Equipment is covered by any certificate of title, except for the vehicles described in Part I of Exhibit E.  None of the Collateral owned by it is of a type for which security interests or liens may be perfected by filing under any federal statute except for the vehicles described in Part II of Exhibit E.  The legal description, county and street address of each property on which any Fixtures are located is set forth in Exhibit F together with the name and address of the record owner of each such property.

3.12           No Financing Statements, Security Agreements.  No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming Borrower as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Collateral Agent on behalf of the Holders as the secured party, (b) financing statements filed as a precaution to describe personal property leased to Borrower permitted by Section 4.1(e) and (c) financing statements with respect to Liens permitted by Section 4.1(e).

3.13           Pledged Collateral. Exhibit G sets forth a complete and accurate list of all Pledged Collateral owned by Borrower as of the Effective Date.  Borrower is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit G as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent for the benefit of the Holders hereunder.

ARTICLE IV
COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, Borrower agrees that:

4.1           General.

(a)           Collateral Records.  Borrower will maintain in all material respects complete and accurate books and records with respect to the Collateral owned by it, and furnish to the Collateral Agent, such reports relating to such Collateral as the Collateral Agent shall from time to time reasonably request.

(b)           Authorization to File Financing Statements; Ratification.  Borrower hereby authorizes the Collateral Agent to file, and if requested will deliver to the Collateral Agent (or its representatives), all financing statements and other documents and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain an Appropriate Priority Lien in and, if applicable, Control of, the Collateral owned by Borrower.  Any financing statement filed by the Collateral Agent may be filed in any filing office in any relevant UCC jurisdiction and may (i) indicate Borrower’s Collateral (A) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (B) in the case of a financing statement filed as a fixture filing or indicating Borrower’s Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Borrower also agrees to furnish any such information to the Collateral Agent promptly upon request.  Borrower also ratifies its authorization for the Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c)           Further Assurances.  Borrower will, if so requested, furnish to the Collateral Agent statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as may be reasonably requested.  Borrower also agrees to take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d)           Disposition of Collateral.  Borrower will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions pursuant to the Resale Agreement with Comau, Inc.

(e)           Liens.  Borrower will not create, incur, or suffer to exist any Lien on the Collateral owned by it that will have priority over the security interest created by this Security Agreement, except for the Excepted Liens.

(f)           Other Financing Statements.  Borrower will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except (i) financing statements naming the Collateral Agent on behalf of the Holders as the secured party, (ii) financing statements filed as a precaution to describe personal property leased to Borrower permitted by Section 4.1(e) and (iii) financing statements with respect to Liens permitted by Section 4.1(e).  Borrower acknowledges that it is not authorized to file any amendment or termination statement with respect to any financing statement naming Borrower as debtor without the prior written consent of the Collateral Agent, subject to Borrower's rights under Section 9-509(d)(2) of the UCC.

(g)           Locations. Except for Borrower’s prototype vehicles used for demonstrations and presentations, Borrower will not (i) maintain any Collateral owned by it at any location other than those locations listed on Exhibit A and as otherwise notified to the Collateral Agent or (ii) change its principal place of business or chief executive office from the location identified on Exhibit A, other than as notified to the Collateral Agent in accordance with Section 4.13.

(h)           Compliance with Terms.  Borrower will perform and comply with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral.

4.2           Receivables.

(a)           Certain Agreements on Receivables.  Borrower will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, Borrower may take such actions in its reasonable business judgment.

(b)           Collection of Receivables.  Except as otherwise provided in this Security Agreement, Borrower will collect and enforce, at Borrower's sole expense, all amounts due or hereafter due to Borrower under the Receivables owned by it.

(c)           Delivery of Invoices.  After the occurrence and during the continuation of an Event of Default, upon request, Borrower will deliver to the Collateral Agent duplicate invoices with respect to each Account owned by it bearing such language of assignment as the Collateral Agent shall specify.

(d)           Disclosure of Counterclaims on Receivables.  If (i) any material discount, credit or agreement to make a rebate or to otherwise materially reduce the amount owing on any Receivable owned by Borrower exists or (ii) if, to the knowledge of Borrower, any material dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Receivable, Borrower will promptly disclose such fact to the Collateral Agent in connection with the inspection by the Collateral Agent of any record of Borrower relating to such Receivable and in connection with any invoice or report furnished by Borrower to Collateral Agent relating to such Receivable.

(e)           Electronic Chattel Paper.  Borrower shall (i) take all steps necessary to grant the Collateral Agent Control of all electronic chattel paper with an individual value in excess of $100,000 in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act and (ii) not permit the aggregate value of all electronic chattel paper of Borrower for which Control has not been granted to the Collateral Agent in accordance with the foregoing clause (i) to exceed $500,000.

4.3           Inventory and Equipment.

(a)           Equipment. Borrower represents and warrants to and agrees with the Collateral Agent and the other Holders that all of the Equipment is and will be used or held for use in Borrower’s business.  Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all reasonably necessary replacements thereof.  Borrower shall not permit any Equipment to become a fixture to real property or an accession to other personal property, unless the Collateral Agent has a valid, perfected, and Appropriate Priority Lien in such real or personal property (or Borrower’s leasehold interest therein).  Borrower will not, without the Collateral Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, alter or remove any identifying symbol or number on the Equipment.  Borrower shall not, without the prior written consent of the Collateral Agent, which consent shall not be unreasonably withheld or delayed, sell, lease as a lessor, or otherwise dispose of any of the Equipment, except as permitted by the Subscription Agreement and the other Transaction Documents.

(b)           Titled Vehicles.   Borrower will give the Collateral Agent notice of its acquisition of any vehicle covered by a certificate of title and upon request by the Collateral Agent, Borrower will promptly deliver to the Collateral Agent originals of certificates of title, manufacturer’s certificates of origin or other appropriate title documents for all new and used vehicles, trucks, tractors, and trailers owned by Borrower, together with such executed documentation as the Collateral Agent may request to enable the Collateral Agent to note the Liens in favor of the Holders thereon, in each case to the extent the value thereof exceeds $250,000 in the aggregate for all such vehicles.

4.4           Delivery of Instruments, Securities, Chattel Paper and Documents. Borrower will (a) deliver to the Collateral Agent within 30 days of the execution of this Security Agreement, the originals of all Chattel Paper, Securities and other Instruments, in each case with a value of at least $100,000, together with any requested allonge with respect to Instruments,  constituting Collateral owned by it (if any then exist), (b) hold in trust for the Collateral Agent upon receipt and promptly thereafter deliver to the Collateral Agent any such Chattel Paper, Securities and Instruments, in each case with a value of at least $100,000, constituting Collateral, (c) not permit the aggregate value of all Chattel Paper, Securities and other Instruments constituting Collateral and owned by Borrower for which the originals have not been delivered to the Collateral Agent pursuant to the foregoing clauses (a) and (b) to exceed $500,000, (d) upon execution of this Security Agreement and the Collateral Agent’s request, deliver to the Collateral Agent (and thereafter hold in trust for the Collateral Agent upon receipt and immediately deliver to the Collateral Agent) any Document evidencing or constituting Collateral and (e) upon the Collateral Agent’s request, deliver to the Collateral Agent a duly executed amendment to this Security Agreement, in the form of Exhibit I hereto (the “Amendment”), pursuant to which Borrower will pledge such additional Collateral.  Borrower hereby authorizes the Collateral Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5           Uncertificated Pledged Collateral. Borrower will permit the Collateral Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Collateral Agent granted pursuant to this Security Agreement.  With respect to any Pledged Collateral owned by it, Borrower will take any actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to use commercially reasonable efforts to cause the Collateral Agent to have and retain Control over such Pledged Collateral.  Without limiting the foregoing, Borrower will, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a Securities Account Control Agreement unless such Pledged Collateral is held in an Excluded Account.

4.6           Pledged Collateral.

(a)           Registration of Pledged Collateral.  Borrower will permit any registerable Pledged Collateral owned by it to be registered in the name of the Collateral Agent or its nominee at any time at the option of the Majority Holders after the occurrence and during the continuation of an Event of Default.

(b)           Exercise of Rights in Pledged Collateral.

(i)           Without in any way limiting the foregoing and subject to clause (ii) below, Borrower shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Subscription Agreement or any other Transaction Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Collateral Agent in respect of such Pledged Collateral;

(ii)           Borrower will permit the Collateral Agent or its nominee at any time after the occurrence of and during the continuance of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof; and

(iii)           Borrower shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of this Agreement or the Subscription Agreement; provided, however, that if any cash dividends or interests are received by Borrower in violation of this Agreement or the Subscription Agreement, such cash dividends and interest shall, whenever paid or made, be delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by Borrower, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of Borrower, and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

4.7           Commercial Tort Claims.  Borrower shall (a) promptly, and in any event within ten Business Days after the same is acquired by it, notify the Collateral Agent of any commercial tort claim (as defined in the UCC) acquired by it that would reasonably be expected to result in a judgment or settlement in Borrower’s favor in excess of $100,000 and, unless the Collateral Agent otherwise consents, Borrower shall enter into an amendment to this Security Agreement, substantially in the form of Exhibit I hereto, granting to Collateral Agent an Appropriate Priority Lien in such Commercial Tort Claim and (b) not permit the aggregate expected amount of judgments or settlements in favor of Borrower in respect of all commercial tort claims for which the Collateral Agent has not been granted an Appropriate Priority Lien pursuant to clause (a) to exceed $500,000.

4.8           Letter-of-Credit Rights.  If Borrower is or becomes the beneficiary of a letter of credit with a face amount in excess of $100,000, it shall promptly, and in any event within ten Business Days after becoming a beneficiary, notify the Collateral Agent thereof and, if so requested by the Collateral Agent, use commercially reasonable efforts to cause the issuer and/or confirmation bank to (a) consent to the assignment of any Letter-of-Credit Rights to the Collateral Agent and (b) agree to direct all payments thereunder to a Deposit Account subject to a Deposit Account Control Agreement, all in form and substance satisfactory to the Collateral Agent.  Borrower shall not permit the aggregate face amounts of all letters of credit for which Borrower is a beneficiary and for which Borrower has not taken the steps set forth in the immediately preceding sentence to exceed $500,000.

4.9           No Interference.  Borrower agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies.

4.10           Insurance.  The Borrower will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The Collateral Agent shall be named as an additional insured in respect of such liability insurance policies, and the Collateral Agent shall be named as a loss payee with respect to property loss insurance (if any such insurance is in place) covering property pledged as Collateral hereunder and such policies shall provide that the Collateral Agent shall receive not less than 30 days’ prior notice of cancellation or non-renewal (or, if less, the maximum advance notice that the applicable carrier will agree to provide, if any).  All premiums on any such insurance shall be paid when due by Borrower, and copies of the policies delivered to the Collateral Agent.  If Borrower fails to obtain any insurance as required by this Section, the Collateral Agent may obtain such insurance at Borrower’s expense. By purchasing such insurance, the Collateral Agent shall not be deemed to have waived any Default arising from Borrower’s failure to maintain such insurance or pay any premiums therefor.

4.11           Collateral Access Agreements.  Borrower shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee  with respect to Borrower’s principal place of business and, unless waived by the Collateral Agent, any warehouse, processor or converter facility or other location where, in any such case, Collateral with a fair market value in excess of $500,000 is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be satisfactory in form and substance to the Collateral Agent.  Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.

4.12           Control Agreements.  For each Deposit Account, Securities Account and Commodities Account (other than Excluded Accounts) that Borrower at any time maintains, Borrower will, substantially contemporaneously with the later of (a) 30 days after the Effective Date and (b) the opening of such Deposit Account, Securities Account or Commodities Account (other than Excluded Accounts), pursuant to a Control Agreement in form and substance satisfactory to the Collateral Agent, use commercially reasonable efforts to cause the depository bank that maintains such Deposit Account, securities intermediary that maintains such Securities Account, or commodities intermediary that maintains such Commodities Account, as applicable, to agree to comply at any time with instructions from the Collateral Agent to such depository bank, securities intermediary or commodities intermediary directing the disposition of funds from time to time credited to such Deposit Account, Securities Account or Commodities Account, without further consent of Borrower, or take such other action as the Collateral Agent may approve in order to perfect the Collateral Agent’s security interest in such Deposit Account, Securities Account or Commodities Account.

4.13           Change of Name or Location; Change of Fiscal Year.  Borrower shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Collateral Agent shall have received at least 30 days (but 10 days for changes described in clause (b)) prior written notice of such change and the Collateral Agent shall have acknowledged in writing that either (i) such change will not adversely affect the validity, perfection or priority of the Collateral Agent's security interest in the Collateral, or (ii) any reasonable action requested by the Collateral Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Collateral Agent, on behalf of the Holders, in any Collateral), provided that, any new location shall be in the continental United States.

4.14           Assigned Contracts.  Borrower will use its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any Assigned Contract held by Borrower and to enforce the security interests granted hereunder, in each case within thirty days after the Effective Date.  Borrower shall perform in all material respects all of its obligations under each of its Assigned Contracts, and shall enforce all of its rights and remedies thereunder, in each case, as it deems appropriate in its business judgment; provided however, that Borrower shall not take any action or fail to take any action with respect to its Assigned Contracts which would cause the termination of an Assigned Contract unless Borrower deems the termination thereof to be reasonable based on its business judgment  Without limiting the generality of the foregoing, Borrower shall take all action necessary or appropriate to permit, and shall not take any action which would have any materially adverse effect upon, the full enforcement of all indemnification rights under its Assigned Contracts. Borrower shall notify the Collateral Agent in writing, promptly after Borrower becomes aware thereof, of any event or fact which would reasonably be expected to give rise to a material claim by it for indemnification under any of its Assigned Contracts, and shall diligently pursue such right.  Borrower shall deposit into a Deposit Account subject to a Deposit Account Control Agreement, all amounts received by Borrower as indemnification or otherwise pursuant to its Assigned Contracts.  If an Event of Default then exists, the Collateral Agent may, and at the direction of the Majority Holders shall, directly enforce such right in its own or Borrower’s name and may enter into such settlements or other agreements with respect thereto as the Collateral Agent or the Majority Holders, as applicable, shall determine.  In any suit, proceeding or action brought by the Collateral Agent for the benefit of the Holders under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, Borrower shall indemnify and hold the Collateral Agent and other Holders harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from Borrower to or in favor of such obligor or its successors.  All such obligations of Borrower shall be and remain enforceable only against Borrower and shall not be enforceable against the Collateral Agent or the Holders.  Notwithstanding any provision hereof to the contrary, Borrower shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts, and the Collateral Agent’s or any Holder’s exercise of any of their respective rights with respect to the Collateral shall not release Borrower from any of such duties and obligations.  Neither the Collateral Agent nor any Holder shall be obligated to perform or fulfill any of Borrower’s duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

ARTICLE V
EVENTS OF DEFAULT AND REMEDIES

5.1           Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a)            The breach by Borrower of any of the terms or provisions of Sections 4.1(b) or (c), 4.7, 4.8, 4.12, or 4.13.

(b)           The occurrence of any “Event of Default” under, and as defined in, the Notes.

5.2           Remedies.

(a)           If an Event of Default shall occur and be continuing, the Collateral Agent may, or at the direction of the Majority Holders, shall, exercise any or all of the following rights and remedies:

(i)           those rights and remedies provided in this Security Agreement, the Subscription Agreement, or any other Transaction Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Collateral Agent and/or the other Holders prior to an Event of Default;

(ii)           those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien) when a debtor is in default under a security agreement;

(iii)           give notice of sole control or any other instruction under any Control Agreement and take any action therein with respect to such Collateral, including endorsing and collecting any cash proceeds of the Collateral; and

(iv)           concurrently with written notice to Borrower, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

(b)           Until the Collateral Agent is able to affect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent.  The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Holders), with respect to such appointment without prior notice or hearing as to such appointment.

(c)           Notwithstanding the foregoing, neither the Collateral Agent nor any Holder shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, Borrower, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(d)           Borrower recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above.  Borrower also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.

5.3           Borrower's Obligations Upon Default.  Upon the request of the Collateral Agent after the occurrence of an Event of Default and during its continuation, Borrower will:

(a)           assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places specified by the Collateral Agent, whether at Borrower’s premises or elsewhere;

(b)           permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay Borrower for such use and occupancy;

(c)           at its own expense, cause the independent certified public accountants then engaged by Borrower to prepare and deliver to the Collateral Agent, at any time, and from time to time, promptly upon the Collateral Agent’s request, the following reports with respect to Borrower: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.4           Grant of Intellectual Property License.  For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, Borrower hereby (a) grants to the Collateral Agent, for the benefit of the Holders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Collateral Agent may sell any of Borrower's Inventory directly to any person, including without limitation persons who have previously purchased Borrower’s Inventory from Borrower and in connection with any such sale or other enforcement of the Collateral Agent's rights under this Security Agreement, may sell Inventory which bears or is covered by any Intellectual Property owned by or licensed to Borrower and the Collateral Agent may finish any work in process and affix any trademark constituting Intellectual Property owned by or licensed to Borrower and sell such Inventory as provided herein.

ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1           Account Verification.  On and after the occurrence of an Event of Default and during its continuation, the Collateral Agent shall have the right at any time at Borrower’s expense to (a) verify the validity, amount or any other material information relating to any Accounts and (b) enforce collection of any such Accounts and to adjust, settle or compromise the amount of payment thereof, all in the same manner as Borrower.

6.2           Authorization for Collateral Agent to Take Certain Action.

(a)           Borrower irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to execute on behalf of Borrower as debtor and to file financing statements necessary or desirable in the sole discretion of the Collateral Agent to perfect and to maintain the perfection and priority of the Collateral Agent's security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Collateral Agent (in its sole discretion) deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent's security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Collateral Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Collateral Agent to the Obligations as provided in Article VII, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or Borrower and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign Borrower's name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of Borrower, assignments and verifications of Receivables, (x) to exercise all of Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any Account Debtor of Borrower, (xiv) to prepare, file and sign Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to Borrower to such address as the Collateral Agent may designate and to receive, open and dispose of all mail addressed to Borrower, and (xvi) to do all other acts and things necessary to carry out this Security Agreement; and Borrower agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve Borrower of any of its obligations under this Security Agreement, the Subscription Agreement or under any other Transaction Document.

(b)           All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Holders, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Holder to exercise any such powers.  The Collateral Agent agrees that, except for the powers granted in Section 6.2(a)(i), Section 6.2(a)(iv) and Section 6.2(a)(xvi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing.

6.3           Proxy.  BORROWER HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT.

6.4           Nature of Appointment; Limitation of Duty.  THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.13. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NONE OF THE COLLATERAL AGENT OR ANY HOLDER, OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII
COLLECTION AND APPLICATION OF RECEIVABLES AND OTHER
COLLATERAL PROCEEDS

The Collateral Agent hereby authorizes Borrower to collect Borrower’s Receivables, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default (but not at any other time).  If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any Proceeds constituting collections of such Receivables, when collected by Borrower, (a) shall be forthwith (and, in any event, within two Business Days) be deposited by Borrower in the exact form received, duly endorsed by Borrower to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Holders only as provided below in this Section, and (b) until so turned over, shall be held by Borrower in trust for the Holders, segregated from other funds of Borrower.  Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.  All Proceeds constituting collections of Receivables while held by the Collateral Account bank (or by Borrower in trust for the benefit of the Holders) shall continue to be collateral security for the Obligations of Borrower and shall not constitute payment thereof until applied as hereinafter provided.  At any time when an Event of Default has occurred and is continuing, at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the funds on deposit in the Collateral Account established by Borrower to the payment of the Obligations of Borrower then due and owing, such application to be made as set forth below in this Section.  In addition to the rights of the Holders specified above with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds of Collateral received by Borrower consisting of cash, checks and other near cash items shall be held by Borrower in trust for the Holders segregated from other funds of Borrower, and shall, at the request of the Collateral Agent, forthwith upon receipt by Borrower, be turned over to the Collateral Agent in the exact form received by Borrower (duly endorsed by Borrower to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Collateral Agent in a Collateral Account (or by Borrower in trust for the Holders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided below in this Section.  At any time after the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds of Borrower held in any Collateral Account in payment of the Obligations of Borrower in such order as the Collateral Agent may elect in compliance with the Subscription Agreement, and any part of such funds which the Collateral Agent elects not so to apply and deems not required as collateral security for such Obligations shall be paid over from time to time by the Collateral Agent to Borrower or to whomsoever may be lawfully entitled to receive the same.  Any balance of such Proceeds remaining after the Obligations shall have been paid in full shall be paid over to Borrower or to whomsoever may be lawfully entitled to receive the same.

ARTICLE VIII
GENERAL PROVISIONS

8.1           Limitation on Collateral Agent's and any Holder’s Duty with Respect to the Collateral.  The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Holder shall use reasonable care with respect to the Collateral in its possession or under its control.  Neither the Collateral Agent nor any Holder shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Holder, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.  The provisions of this Section 8.1 shall not be deemed in any manner to waive or vary the rules and requirements of Article 9 of the UCC which may not be waived or varied pursuant to Section 9-602 of the UCC.

8.2           Compromises and Collection of Collateral.  Borrower and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, Borrower agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

8.3           Secured Party Performance of Debtor Obligations.  Without having any obligation to do so, the Collateral Agent may perform or pay any obligation which Borrower has agreed to perform or pay in this Security Agreement and Borrower shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 8.3.  Borrower’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be included in the Obligations payable on demand.

8.4           Specific Performance of Certain Covenants.  Borrower acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4 through 4.14 or 5.3, or in Article VII will cause irreparable injury to the Collateral Agent and the Holders, that the Collateral Agent and the other Holders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Collateral Agent or the Holders to seek and obtain specific performance of other obligations of Borrower contained in this Security Agreement, that the covenants of Borrower contained in the Sections referred to in this Section 8.4 shall be specifically enforceable against Borrower.

8.5           Dispositions Not Authorized.  Borrower is not authorized to sell or otherwise dispose of the Collateral except in accordance with Section 4.1(d) and notwithstanding any course of dealing between Borrower and the Collateral Agent or other conduct of the Collateral Agent, no authorization to sell or otherwise dispose of the Collateral (except in accordance with Section 4.1(d)) shall be binding upon the Collateral Agent or the Holders unless such authorization is in writing signed by the Collateral Agent with the consent or at the direction of the Majority Holders.

8.6           No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Collateral Agent or any Holder to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. Except in the case of releases of Collateral in accordance with Section 4.13 of the Subscription Agreement, no waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Collateral Agent with the concurrence or at the direction of the Majority Holders and then only to the extent in such writing specifically set forth.  All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the Holders until the Obligations have been paid in full.

8.7           Limitation by Law; Severability of Provisions.  All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part.  Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.8           Reinstatement; Effect of Fraudulent Transfer Laws.  This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.  It is the desire and intent of Borrower, the Collateral Agent and the other Holders that this Agreement shall be enforced as a full recourse obligation of Borrower to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of Borrower under this Agreement would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of Borrower liability hereunder in respect of the Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing Borrower's obligations hereunder to be so invalidated.

8.9           Benefit of Agreement.  The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of Borrower, the Collateral Agent and the Holders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that Borrower shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent.  No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Holders, hereunder.

8.10           Survival of Representations.  All representations and warranties of Borrower contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.11           Taxes and Expenses.  Any taxes payable or ruled payable by any applicable Federal or State authority in respect of this Security Agreement shall be paid by Borrower, together with interest and penalties, if any.  Borrower shall reimburse the Collateral Agent for any and all reasonable out-of-pocket expenses (including reasonable attorneys', auditors' and accountants' fees) paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral).  Any and all costs and expenses incurred by Borrower in the performance of actions required pursuant to the terms hereof shall be borne solely by Borrower.

8.12           Headings.  The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.13           Termination; Releases.

(a)           This Security Agreement shall continue in effect until all of the Obligations have been paid and performed in full.

(b)           Borrower shall automatically be released from its obligations hereunder and the security interest granted hereby in the Collateral of Borrower shall be automatically released in the event that all the Equity Interests in Borrower shall be sold, transferred or otherwise disposed of to a Person that is not an Affiliate of Borrower; provided that, to the extent required by the Subscription Agreement, the Majority Holders shall have consented to such sale, transfer or other disposition.  If any of the Collateral shall be sold, transferred or otherwise disposed of by Borrower in a transaction permitted by the Subscription Agreement the security interest created hereby in any Collateral that is so sold, transferred or otherwise disposed of shall automatically terminate and be released upon the closing of such sale, transfer or other disposition, and such Collateral shall be sold free and clear of the Lien and security interest created hereby; provided however, that such security interest will continue to attach to all proceeds of such sales or other dispositions.  In connection with any of the foregoing, the Collateral Agent shall execute and deliver to Borrower or Borrower’s designee, at Borrower’s expense, all UCC termination statements and similar documents that Borrower shall reasonably request from time to time to evidence such termination.

8.14           Entire Agreement.  This Security Agreement, the Subscription Agreement, and the other Transaction Documents embody the entire agreement and understanding between Borrower and the Collateral Agent relating to the Collateral and supersede all prior agreements and understandings between Borrower and the Collateral Agent relating to the Collateral.

8.15           CHOICE OF LAW.  THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA.

8.16           CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVERS.

(a)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS SECURITY AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF ARIZONA OR OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF ARIZONA, IN EITHER CASE LOCATED IN MARICOPA COUNTY, ARIZONA, AND, BY EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE ANY PARTY HERETO FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(b)           BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT, 4620 NORTH 16TH STREET, SUITE C-218, PHOENIX, ARIZONA 85016, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT OR ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

8.17           Indemnity.  Borrower hereby agrees to indemnify the Collateral Agent and the Holders, and their respective successors, assigns, agents and employees (each, an “Indemnified Party”), from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Collateral Agent or any Holder is a party thereto) imposed on, incurred by or asserted against the Collateral Agent or the Holders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Collateral Agent or the Holders or Borrower and any claim for Intellectual Property infringement), in each case, except to the extent attributable to the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction.

8.18           Counterparts.  This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

8.19           Lien Absolute.  All obligations of Borrower hereunder, shall be absolute and unconditional irrespective of:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any of the Obligations, by operation of law or otherwise, or any obligation of any guarantor of any of the Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations;

(b)           any lack of validity or enforceability relating to or against Borrower or any guarantor of any of the Obligations, for any reason related to the Subscription Agreement, any other Transaction Document or any other agreement or instrument governing or evidencing any Obligations, or any governmental requirements purporting to prohibit the payment by Borrower or any guarantor of the Obligations of the principal of or interest on the Obligations;

(c)           any modification or amendment of or supplement to the Subscription Agreement or any other Transaction Document;

(d)           any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver of or any consent to any departure from the Subscription Agreement, any other Transaction Document or any other agreement or instrument governing or evidencing any of the Obligations, including any increase or decrease in the rate of interest thereon;

(e)           any change in the corporate existence, structure or ownership of Borrower or any guarantor of any of the Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Borrower or any guarantor of the Obligations, or any of their assets or any resulting release of discharge of any obligation of Borrower or any guarantor or any of the Obligations;

(f)           any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Transaction Document or the Obligations;

(g)           any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Subscription Agreement, any other Transaction Document, any other agreement or instrument or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of Borrower; or

(h)           any other act or omission to act or delay of any kind by Borrower or any guarantor of the Obligations, the Collateral Agent, any Holder or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Borrower’s obligations hereunder.

8.20           Release.  Borrower consents and agrees that the Collateral Agent may at any time, or from time to time, in its discretion and in accordance with the Subscription Agreement:

(a)           renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Obligations; and

(b)           exchange, release and/or surrender all or any of the Collateral (including the Pledged Collateral), or any part thereof, by whomsoever deposited, which is now or may hereafter be held by the Collateral Agent in connection with all or any of the Obligations; all in such manner and upon such terms as the Collateral Agent may deem proper, and without notice to or further assent from Borrower, it being hereby agreed that Borrower shall be and remain bound upon this Security Agreement, irrespective of the value or condition of any of the Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Subscription Agreement, or any other agreement governing the Obligations.

ARTICLE IX
NOTICES

9.1           Sending Notices.  Any notice required or permitted to be given under this Security Agreement shall be given in accordance with Section 6.4 of the Subscription Agreement, with each notice to Borrower being given in the same manner as notice to Borrower under the Subscription Agreement, provided that such notice shall in each case be addressed to Borrower at its notice address set forth on Exhibit A.

9.2           Change in Address for Notices.  Borrower and the Collateral Agent may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X
THE COLLATERAL AGENT

__________________ has been appointed Collateral Agent for the Holders hereunder pursuant to Article V of the Subscription Agreement.  It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Holders to the Collateral Agent pursuant to the Subscription Agreement, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained in such Article V.  Any successor Collateral Agent appointed pursuant to Article V of the Subscription Agreement shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower and the Collateral Agent have executed this Security Agreement as of the date first above written.

BORROWER:

ELIO MOTORS, INC.,
An Arizona corporation

By:
Name:
Title:

COLLATERAL AGENT:

___________________, as Collateral Agent

By:
Name:
Title: